SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                               (Amendment No. )


Filed by the Registrant [  ]
Filed by a Party other than the Registrant [   ]




[   ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only (as permitted by
        Rule 4a-6(e)(2))
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to ss.240.14a-11(c) of ss.240.14a-12

                   Reich & Tang Government Securities Trust

   (Name of Persons(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.
[   ]   $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

        1)     Title of each class of securities to which transaction applies:



        2)     Aggregate number of securities to which transaction applies:



        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



        4)     Proposed maximum aggregate value of transaction:



        5)     Total fee paid:


[ X ]   Fee paid previously with preliminary materials.

C/M:  10846.0000 343537.1

[   ]   Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:



        2)     Form, Schedule or Registration Statement No.:


        3)     Filing Party:



        4)     Date Filed:




C/M:  10846.0000 343537.1

                   REICH & TANG GOVERNMENT SECURITIES TRUST

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                March 19, 1996


600 Fifth Avenue
New York, New York 10020


Dear Shareholders:

Notice is hereby given that a Special Meeting of the Shareholders of the Reich & Tang Government Securities Trust (the "Fund"), a Massachusetts business trust, will be held on March 19, 1996 at 9:00 a.m. New York time at the offices of the Fund, 600 Fifth Avenue, New York, New York 10020 for the following purposes, all of which are more fully described in the accompanying Proxy Statement dated March 6, 1996.

I. To approve or disapprove the liquidation of the assets and dissolution of the Fund pursuant to the provisions of the Plan of Complete
     Liquidation and Dissolution as approved by the Fund's Board of Trustees on November 28, 1995; and

II. The transaction of such other business as may be properly brought before the meeting.

Shareholders of record at the close of business on March 4, 1996 are entitled to notice of, and to vote at, this meeting or any adjournment thereof.


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE FILL IN, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PAID RETURN ENVELOPE ENCLOSED, SO THAT A QUORUM WILL BE PRESENT AND A MAXIMUM NUMBER OF SHARES MAY BE VOTED. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE.



March 6, 1996                                  By Order of the Board of Trustees
                                               BERNADETTE N. FINN, Secretary

                                       TABLE OF CONTENTS                 PAGE

Introduction..............................................................3
Proposal I: Approval to Liquidate the Assets and Dissolve the
            Fund Pursuant to the Provisions
            of the Plan of Complete Liquidation and Dissolution............5
The Liquidation in General................................................5
Reasons for the Liquidation...............................................5
Plan of Complete Liquidation and Dissolution of the Fund..................6
Liquidation Value.........................................................6
Federal Income Tax Consequences...........................................6
Liquidation Distributions.................................................7
Conclusion................................................................8
Proposal II: Other Matters................................................8
Additional Information....................................................8
           The Investment Adviser and Principal Distributor...............8
Exhibit A  Plan of Complete Liquidation and Dissolution of
           Reich & Tang Government Securities Trust.......................9

                   REICH & TANG GOVERNMENT SECURITIES TRUST
                               600 FIFTH AVENUE
                           NEW YORK, NEW YORK 10020

                                PROXY STATEMENT
                              Dated March 6, 1996

                  SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
                                March 19, 1996

                                 INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of the Reich & Tang Government Securities Trust (the "Fund"), a Massachusetts business trust, for use at a Special Meeting of Shareholders (the "Meeting") to be held on March 19, 1996 at 9:00 a.m. New York time at the offices of the Fund, 600 Fifth Avenue, New York, New York 10020, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being sent to shareholders on or about March 7, 1996. Even if you sign and return the accompanying proxy, you may revoke it by giving written notice of such revocation to the Secretary of the Fund prior to the Meeting or by delivering a subsequently dated proxy or by attending and voting at the Meeting in person. Management expects to solicit proxies principally by mail, but Management or agents appointed by Management may also solicit proxies by telephone, telegraph or personal interview. The costs of solicitation will be borne by the Adviser.

The following are the Proposals for the Meeting:

I. To approve or disapprove the liquidation of the assets and dissolution of the Fund pursuant to the provisions of the Plan of Complete Liquidation and Dissolution as approved by the Fund's Board of Trustees on November 28, 1995; and

II. To transact such other business as may be properly brought before the meeting.

The Board of Trustees has fixed the close of business on March 4, 1996 as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof. As of that date, there were approximately 42,774 shares outstanding of the Fund, each share being entitled to one vote and each fraction of a share being entitled to a proportionate fraction of a vote on each matter to come before the Meeting.

As of March 4, 1996, the following persons or entities owned as much as 5% or more of the Fund's outstanding shares:

                                                            Nature of
Name & Address                         % of Class           Ownership

New England Investment Co., L.P.
399 Boylston Street
Boston, MA 02116                         59.21              Record

Investors Fiduciary Trust Company
Cust. for the IRA of
Katherine A. Curulla
7901 Salt Springs Road
Fayetteville, NY 13066                   11.41              Record & Beneficial

Katherine A. Curulla
7901 Salt Springs Road
Fayetteville, NY 13066                   11.00              Record & Beneficial

Petersen Harris
118 Riverside Drive
New York, NY 10024                        9.60              Record & Beneficial

As of March 4, 1996, the officers or directors, collectively, beneficially owned, directly or indirectly (including the power to vote or to dispose of any shares), less than 1% of the shares of the Fund's outstanding shares.

The Fund's most recent Semi-Annual and Annual Report may be received, free of charge, by calling the Fund, toll free, at 800-676-6779. Said reports do not, however, form any part of the proxy soliciting material.

The vote of shareholders holding a majority of the shares of the Fund entitled to vote is required for approval of the liquidation of the assets and dissolution of the Fund pursuant to the provisions of the Plan of Complete Liquidation and Dissolution (Proposal I).

Any signed proxy will be voted in favor of Proposal I unless a choice is indicated to vote against or abstain from voting on such Proposal. An abstention on any proposal will have the same legal effect as a vote against such Proposal. Proposal I is considered "non-discretionary" and brokers that are record or nominee holders of shares of the Fund who have received no instructions from their clients do not have discretion to vote on this matter. Absent voting by the particular beneficial owners of such shares, such "broker non-votes" will not be considered as votes cast in determining the outcome of Proposal I.

In the event that a quorum of shareholders is not represented at the Meeting or at any adjournment thereof, or, even if a quorum is so represented, in the event that sufficient votes in favor of Proposal I set forth in the Notice of the Meeting is not received, the persons named as proxies may propose and vote for one or more adjournments of the Meeting to be held within a reasonable time after the date originally set for the Meeting. The persons named as proxies will vote in favor of any such adjournment if such proxies instruct them to vote in favor of the Proposal to be considered at the adjourned meeting, and will vote against any such adjournment if such proxies instruct them to vote against or to abstain from voting on the Proposal to be considered at the adjournment meeting.

The persons named in the accompanying Proxy will vote the number of shares represented thereby as directed by the Proxy or, in the absence of such direction, for approval of Proposal I.

PROPOSAL I. APPROVAL TO LIQUIDATE THE ASSETS AND DISSOLVE THE FUND PURSUANT TO THE PROVISIONS OF THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

THE LIQUIDATION IN GENERAL

The Board of Trustees of the Fund proposes to liquidate the Fund's assets and dissolve the Fund pursuant to the provisions of the Plan of Complete Liquidation and Dissolution (the "Plan") as approved by the Fund's Board of Trustees on November 28, 1995. A copy of the Plan is attached hereto as Exhibit A. The Plan provides for the complete liquidation of all of the assets of the Fund. If the Plan is approved, Reich & Tang Asset Management L.P. (the "Adviser") will undertake to liquidate the Fund's assets at market prices and on such terms and conditions as the Adviser shall determine to be reasonable and in the best interests of the Fund and its shareholders. In no event will any of the securities owned by the Fund be sold at a price which is less than the best price available in the public market on the date of sale. After completion of the liquidation, the Fund will be dissolved as a Massachusetts business trust and deregistered as an investment company with the Securities and Exchange Commission.

At a meeting of the Trustees held on November 28, 1995, the Trustees determined that an orderly liquidation of the Fund's assets was in the best interest of the shareholders. In the event the Plan is not approved, the Trustees will consider what action, if any, should be taken, including the suspension of sales.

REASONS FOR THE LIQUIDATION

The Fund is the only series of a Massachusetts business trust and commenced operations on November 13, 1985. The Agreement and Declaration of Trust was amended on May 19, 1988 changing the name of the Fund from The GNMA Income Trust. As of March 4, 1996, the Fund's net assets were approximately $422,181. The Trustees have determined that the liquidation and termination of the Fund is the appropriate course of action. After a discussion of all available options, the Trustees, including all of the Trustees who are not "interested persons" of the Fund (as that term is defined in the Investment Company Act of 1940, as amended), unanimously adopted the Plan, declaring the proposed liquidation and dissolution advisable and directed that this proposal and the Plan be submitted to the shareholders for approval. Several factors, including those described below, were considered by the Trustees in determining that the Fund be liquidated and terminated.

Prior to their November 28, 1995 meeting, the Trustees had been advised by the Adviser that the continued operation of the Fund at its current asset size was not economically feasible for the shareholders or the Adviser. At the November 28, 1995 board meeting, the Adviser stated that it had reviewed the following possible alternatives for the Fund: (i) continuation of the Fund with increased marketing; (ii) merger or sale of the Fund to a comparable investment company; and (iii) a complete liquidation of the Fund. The Adviser reported to the Trustees that it had considered the viability of each alternative and had concluded that the prompt and complete liquidation of the Fund was the only viable alternative consistent with the best interests of the shareholders of the Fund notwithstanding that liquidation of the Fund would be a taxable transaction for certain shareholders. See "Federal Income Tax Consequences" below. The Adviser was not confident that further marketing efforts would result in the increase of the Fund's assets sufficient to make the Fund viable. The Adviser reported that the merger or sale of the Fund to a comparable investment company was not a feasible alternative because of the relatively small amount of assets under management in the Fund and the fact that the Adviser could not assure any potential merging or acquiring fund that a substantial percentage of the Fund's assets would remain in the Fund after such a transaction. Further, the Adviser determined that it would be inappropriate to eliminate the expense cap or seek to raise the advisory fees in order to make the Fund more economically attractive to itself as increased fees would, in the Adviser's opinion, be detrimental to the ability of the Fund to increase the level of assets under management.

At the November 28, 1995 meeting of the Board of Trustees, the Adviser requested that the Board of Trustees consider and approve the liquidation of the Fund pursuant to the Plan. Based upon the Adviser's presentation and recommendation, the Board of Trustees concluded that a complete liquidation of the Fund was in the best interests of the Fund and its shareholders. The liquidation of the assets and termination of the Fund will permit the Fund's shareholders to invest the distributions received by them upon the Fund's liquidation in investment vehicles of their own choice.

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF THE FUND

The Plan provides for the complete liquidation of all of the assets of the Fund and the payment of all outstanding liabilities of the Fund. If the Plan is approved, the Adviser will undertake to liquidate the Fund's assets at market prices and on such terms and conditions as the Adviser shall determine to be reasonable and in the best interests of the Fund and its shareholders. In no event will any of the portfolio securities owned by the Fund be sold at a price which is less than the best price available in the public market on the date of sale. After completion of the liquidation, the Fund will be dissolved as a Massachusetts business trust and will be deregistered as an investment company with the Securities and Exchange Commission.

LIQUIDATION VALUE

If the Plan is approved by the Fund's shareholders at the Meeting, as soon as practicable after the consummation of the sale of all of the Fund's portfolio securities and the payment of all the Fund's known liabilities and obligations, the Fund's shareholders will receive a distribution in an amount equal to the net asset value per share, as determined in accordance with the Fund's current registration statement together with accrued and unpaid dividends with respect to each of their shares of the Fund (the "Liquidation Distribution"). It is anticipated that the shareholders will receive the final distribution of their per share holdings on or about March 20, 1996.

None of the shareholders of the Fund will be entitled to exercise any dissenter's rights or appraisal rights with respect to the liquidation or dissolution of the Fund.

FEDERAL INCOME TAX CONSEQUENCES

The following summary provides general information with regard to the federal income tax consequences to shareholders on receipt of the Liquidation Distribution from the Fund pursuant to the provisions of the Plan. This summary also discusses the effect of federal income tax provisions on the Fund resulting from its liquidation and dissolution; however, the Fund has not sought a ruling from the Internal Revenue Service (the "Service") with respect to the liquidation of the Fund. This summary is based on the tax laws and regulations in effect on the date of this proxy, and is subject to change by legislative or administrative action.

This summary of the federal income tax consequences is generally applicable to shareholders who are individual United States citizens (other than dealers in securities) and does not address the particular federal income tax consequences which may apply to shareholders who are corporations, trusts, estates, tax exempt organizations or non-resident aliens, for example. This summary does not address state or local tax consequences. The tax consequences discussed herein may affect shareholders differently depending upon their particular tax situations unrelated to the Liquidation Distribution, and accordingly, this summary is not a substitute for careful tax planning on an individual basis. SHAREHOLDERS MAY WISH TO CONSULT THEIR PERSONAL TAX ADVISERS CONCERNING THEIR PARTICULAR TAX SITUATIONS AND THE IMPACT THEREON OF RECEIVING THE LIQUIDATION DISTRIBUTION AS DISCUSSED HEREIN.

As discussed above, pursuant to the Plan, the Fund will sell its assets and distribute the proceeds to its shareholders. The Fund anticipates that it will retain its qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code") during the liquidation period and will not be taxed on any of its net income from the sale of its assets.

For federal income tax purposes, a shareholder's receipt of the Liquidation Distribution will be a taxable event in which the shareholder will be viewed as having sold his or her shares of the Fund in exchange for an amount equal to the Liquidation Distribution that he or she receives. Each shareholder will recognize gain or loss measured by the difference between the adjusted tax basis in the shares and the aggregate Liquidation Distribution received from the Fund. Assuming the shares are held as a capital asset, the gain or loss will be characterized as a capital gain or loss. A capital gain or loss attributable to shares held for more than one year will constitute a long-term capital gain or loss, while a capital gain or loss attributable to shares held for not more than one year will constitute a short-term capital gain or loss.

The receipt of a Liquidation Distribution by an Individual Retirement Account Plan ("IRA") which holds shares would generally not be viewed as a taxable event to the beneficiary. If the IRA distributes the liquidating proceeds to its beneficiary, the amount received by the beneficiary will constitute a taxable distribution; and if the beneficiary has not attained 59 1/2 years of age, such distribution will generally constitute a premature distribution subject to a 10% penalty tax. This penalty tax is in addition to the beneficiary's regular income tax. Beneficiaries who receive a distribution from their IRAs on account of the liquidation may be able to avoid the above-described taxes and characterize the receipt of the liquidation distribution as a tax-free distribution if, within 60 days of receipt of the Liquidation Distribution, it is "rolled over" into a new IRA or into an otherwise eligible retirement plan. Tax results will vary depending upon the status of each beneficiary, and therefore beneficiaries who receive distributions from an IRA on account of the liquidation of the Fund must consult with their own tax advisers regarding their personal tax results in this matter.

The foregoing summary sets forth general information regarding the probable tax consequences to the Fund and to individual shareholders who are United States citizens which result from the liquidation of the Fund, as previously discussed. No tax ruling has been or will be requested from the Service regarding the payment or receipt of a Liquidation Distribution. The statements above are, therefore, not binding on the Service, and there can be no assurance that the Service will concur with this summary or that the tax consequences to any shareholder upon receipt of a Liquidation Distribution will be as set forth above. EACH SHAREHOLDER SHOULD SEEK INDEPENDENT COUNSEL REGARDING THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF RECEIVING A LIQUIDATION DISTRIBUTION WITH RESPECT TO HIS OR HER INDIVIDUAL CIRCUMSTANCES.

LIQUIDATION DISTRIBUTIONS

At present, the date or dates on which the Fund will pay Liquidation Distributions to its shareholders and on which the Fund will be liquidated are not known to the Fund, but it is anticipated that if the Plan is approved by the shareholders such liquidation would occur on or about March 20, 1996. Shareholders will receive their Liquidation Distribution without any further action on their part.

The right of a shareholder to redeem his or her shares of the Fund at any time has not been impaired by the adoption of the Plan. Therefore, a shareholder may redeem in accordance with the redemption procedure set forth in the Fund's current prospectus without the necessity of waiting for the Fund to take any action. The Fund does not impose any redemption charges.

CONCLUSION

The Board of Trustees recommends that the shareholders vote for the proposed liquidation of assets and dissolution of the Fund pursuant to the provisions of the Plan of Complete Liquidation and Dissolution.

PROPOSAL II.  OTHER MATTERS

The Trustees do not know of any matters to be presented at the Meeting other than those set forth in this proxy statement. If any other business should come before the meeting, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

ADDITIONAL INFORMATION

The Investment Adviser and Principal Distributor

Reich & Tang Asset Management L.P., or its predecessors, 600 Fifth Avenue, New York, New York 10020, has served as the investment adviser to the Fund since its inception. The Adviser identifies and analyzes possible investments for the Fund, determines the amount and timing of such investments, and the form of investment. The Adviser has the responsibility of monitoring and reviewing the Fund's portfolio, and, on a regular basis, recommending the ultimate disposition of such investments. It is the Adviser's responsibility to cause the purchase and sale of securities in the Fund's portfolio, subject at all times to the policies set forth by the Fund's Board of Trustees. The Adviser also serves as the administrator and provides certain administrative and managerial services to the Fund and performs certain administrative and internal accounting services, including but not limited to, maintaining general ledger accounts, regulating compliance, preparation of financial information for semi-annual and annual reports, preparing registration statements, calculating net asset values, shareholder communications, supervision of custodian and transfer agent, and provides facilities for such services.

Reich & Tang Distributors L.P., 600 Fifth Avenue, New York, New York 10020, is the principal distributor of the Fund.

                                                  By Order of the Board of
                                                  Bernadette N. Finn, Secretary

                                   EXHIBIT A

                 PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
                                      OF
                   REICH & TANG GOVERNMENT SECURITIES TRUST


This Plan of Complete Liquidation and Dissolution (the "Plan") of Reich & Tang Government Securities Trust, a Massachusetts business trust (the "Fund"), has been approved by the Board of Trustees of the Fund (the "Board") as being advisable and in the best interests of the Fund and its shareholders. The Board has directed that this Plan be submitted to the holders of the outstanding voting shares of the Fund's shares of beneficial interest for their approval or disapproval at a special meeting of shareholders and has authorized the distribution of a Proxy Statement (the "Proxy Statement") in connection with the solicitation of proxies for such meeting. Upon such approval the Fund shall voluntarily dissolve and completely liquidate in accordance with the requirements of the Fund's Agreement and Declaration of Trust, dated November 13, 1985 (the "Trust Agreement") Massachusetts General Laws (the "MGL") and the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

1. Adoption of Plan. The effective date of the Plan (which is anticipated to be on or about March 19, 1996) (the "Effective Date") shall be the date on which the Plan is adopted by the shareholders.

2. Sale or Distribution of Assets. As soon as practicable after the Effective Date (the "Liquidation Period"), the Fund shall have the authority to engage in such transactions as may be appropriate to its dissolution and liquidation, including, without limitation, the consummation of the transactions described in the Proxy Statement.

3. Provisions for Liabilities. Within the Liquidation Period, the Fund shall pay or discharge or set aside a reserve fund (the "Reserve Fund") for, or otherwise provide for the payment or discharge of, any liabilities and obligations, including, without limitation, contingent liabilities.

4. Distribution to Shareholders. As soon as practicable after a vote of approval of this Plan by the shareholders of the Fund (which date shall be no later than 30 days after the Effective Date), the Fund shall liquidate and distribute pro rata on the date of liquidation (the "Liquidation Date") to its shareholders of record as of the close of business on the Liquidation Date all of the remaining assets of the Fund in complete cancellation and redemption of all the outstanding shares of the Fund, except for cash, bank deposits or cash equivalents in an estimated amount necessary to (i) discharge any unpaid liabilities of the Fund on the Fund's books on the Liquidation Date, including, but not limited to, income dividends and capital gains distributions, if any, payable for the period prior to the Liquidation Date, and (ii) pay such contingent liabilities as the Fund's Board of Trustees shall reasonably deem to exist against the assets of the Fund on the Liquidation Fund's books.

5. Notice of Liquidation. As soon as practicable after the Effective Date the Fund shall mail notices to all its creditors that this Plan has been approved by the Board and the shareholders as provided in the Trust Agreement and MGL.

6. Dissolution. Within the Liquidation Period and pursuant to the MGL, the Fund shall prepare and file such documentation as may be required with and for acceptance by the Commonwealth of Massachusetts to dissolve the Fund as a Massachusetts business trust.

7. Amendment or Abandonment of Plan. The Board may modify or amend this Plan at any time without shareholder approval if it determines that such action would be advisable and in the best interests of the Fund and its shareholders. If any amendment or modification appears necessary and, in the judgment of the Board will materially and adversely affect the interests of the shareholders, such an amendment or modification will be submitted to the shareholders for approval. In addition, the Board may abandon this Plan without shareholder approval at any time prior to the filing of the Fund's dissolution with the Commonwealth of Massachusetts if it determines that abandonment would be advisable and in the best interests of the Fund and its shareholders.

8. Powers of Board and Officers. The Board and the officers of the Fund are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Fund deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Fund in accordance with the Trust Agreement, the Code and the MGL including, without limitation, the filing of a Form N-8F with the Securities and Exchange Commission and withdrawing any qualification to conduct business in any state in which the Fund is so qualified, as well as the preparation and filing of any tax returns.

9. Termination of Business Operations. As soon as practicable upon adoption of the Plan, the Fund shall cease to conduct business except as shall be necessary in connection with the effectuation of its liquidation.

                REICH & TANG GOVERNMENT SECURITIES TRUST PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF Trustees of the Reich & Tang Government Securities Trust (the "Fund"), for use at a Special Meeting of Shareholders to be held at 600 Fifth Avenue, New York, New York 10020 on March 19, 1996 at 9:00 a.m. New York time.

The undersigned hereby appoints Bernadette N. Finn and Dana E. Messina, and each of them, with full power of substitution, as proxies of the undersigned to vote at the above-stated Special Meeting, and at all adjournments thereof, all shares of beneficial interest of the Fund that are held of record by the undersigned on the record date for the Special Meeting, upon the following matter:

Please mark box in blue or black ink.

PROPOSAL I. Proposal to liquidate the assets and dissolve the Fund pursuant to the provisions of the Plan of Complete Liquidation and Dissolution.

FOR---        AGAINST---      ABSTAIN---

Every properly signed proxy will be voted in the manner specified thereon and, in the absence of specification, will be treated as GRANTING authority to vote FOR Proposal I.

Receipt of Notice of Special Meeting and Proxy Statement is hereby acknowledged.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

                      -------------------------------------------
                      Sign here exactly as name(s) appears hereon

                      -------------------------------------------
                      Dated:

                         IMPORTANT: Joint owners must EACH sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such.